Exhibit 10.1
Legend: [***] Certain information in this document has been omitted from this exhibit pursuant to Instruction 6 of Item 1.01 of Form 8-K because it is both (i) not material and (ii) information that SkyWater Technology, Inc. treats as private or confidential.
Frame Agreement
for the Purchase of Wafers and Services

- the “Agreement” -

by and between

Infineon Technologies AG
Am Campeon 1-15
85579 Neubiberg, Germany

- hereinafter referred to as “Infineon” -

And

SkyWater Technology Foundry, Inc.
2401 East 86th Street
Bloomington, Minnesota 55425 USA

- hereinafter referred to as “Supplier” -

Supplier and Infineon hereinafter also collectively referred to as “Parties” and individually as a “Party”

PREAMBLE
WHEREAS, Infineon and Infineon’s Affiliates are in the business of designing, manufacturing and marketing of semiconductor products;
WHEREAS, Supplier manufactures and delivers wafers with semiconductor products and provides foundry related services and wishes to offer such wafers and foundry related services to Infineon and Infineon’s Affiliates;
WHEREAS, the Parties would like to set forth a general framework of terms and conditions governing their business relationship.
NOW, THEREFORE, the Parties agree as follows:
1.Definitions
1.1“Acceptance Criteria” shall mean visual and optical inspection criteria, inline defect inspection criteria, limits of inline parameters, limits of electrical parameters, reliability criteria, minimum Yield and statistical binning criteria and other criteria that are specified or referenced in this Agreement, the respective Individual Agreement or otherwise agreed between the Parties and which define whether a Die, a Wafer or a Lot manufactured by Supplier will be accepted by Infineon.
1.2“Affiliate” shall mean any corporation, company or other entity which: (i) is controlled by a Party hereto; (ii) Controls a Party hereto; or (iii) is under common Control with a Party hereto. For this purpose, “Control” means that more than 50% (fifty percent) of the controlled entity’s outstanding shares or ownership interest representing the right to make decisions for such entity are now or hereafter owned or controlled, directly or indirectly, by the controlling entity.
1.3“Agreement” shall mean this Frame Agreement for the Purchase of Wafers and Services including its Exhibits.
1.4“Calendar Quarter” or “CQ” shall mean each 3 (three) month time period of a Calendar Year starting January 1, April 1, July 1 and October 1.
1.5“Calendar Month” or “CM” shall mean each month time period of a Calendar Year starting January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 and December 1.
1.6“Calendar Year” or “CY” shall mean the time period starting January 1 and ending December 31 of a year.
1.7“Confidential Information” shall mean any information, including but not limited to any kind of business, commercial or technical information and data disclosed between the Parties and that (i) is marked as confidential if disclosed in writing or any other tangible form or (ii) is identified as confidential in a written summary provided to the receiving Party within 30 (thirty) Days after disclosure if disclosed orally or (iii) is of obviously proprietary or confidential nature. Confidential Information shall include any copies or abstracts made thereof as well as any modules, samples, prototypes or parts thereof.
1.8“Consigned Material” shall mean any [***] delivered by or for Infineon to Supplier for the manufacturing and delivery of Wafers and/or provision of Services.
1.9“Day” shall mean a calendar day.
1.10“Defective” or “Defect” shall have the meaning as ascribed to it in Section 13.3.
1.11“Delay” shall mean a failure to meet a Shipment Date due solely to the fault of Supplier.
1.12“Die” shall mean a single chip on a Wafer.
1.13“Discontinuance Date” shall have the meaning as ascribed to it in Section 16.2.
1.14“Effective Date” shall be the date this Agreement becomes effective according to Section 26.1.
1.15“Engineering Wafer” shall mean any Wafer (i) before completion of the qualification of an Infineon Product; or (ii) ordered by Infineon for experimental purposes on one POR.
1.16“ESH” shall mean environmental, safety and health.

1.17“Epidemic Failure” shall mean any occurrence of a Defect that exhibits after reasonable failure analysis the same or a comparable root cause symptom as any Defect in at least 3 (three) Lots that have been delivered within a period of 6 (six) months before the delivery of the Wafer in which such non-compliance was last detected. Failures due to information provided in the Product Information Package, Test Programs or the result of usage of Infineon Material are excluded from this definition.
1.18“Force Majeure Event” shall have the meaning as ascribed to it in Section 23.
1.19“Good Die” shall mean a Die, which successfully passed the Test Program and fully satisfies all applicable Acceptance Criteria.
1.20“Hot Lot” shall mean a Lot to be delivered by Supplier with the reduced Lead Time as outlined in the respective Individual Agreement.
1.21“Incoterms” shall mean the international transportation and delivery terms published by the International Chamber of Commerce in Paris, France.
1.22“Individual Agreement” shall mean an individual agreement amending the terms and conditions of this Agreement with regard to specific requirements applying to a Technology and/or Products.
1.23“Infineon Customer” shall mean the customer to which Infineon or Infineon’s Affiliates sell directly or indirectly (e.g. via a distribution partner) the Infineon Products.
1.24“Infineon Material” shall mean any and all material, information, data and documentation submitted by or for Infineon to Supplier under or in connection with this Agreement, irrespective of the format, including without limitation any and all tools and equipment consigned by or for Infineon to Supplier under this Agreement and/or the respective Individual Agreement, Consigned Material, the Product Information Package, Test Programs and the like and any copies thereof.
1.25“Infineon Product” shall mean a semiconductor product of a Product as offered by Infineon for sale.
1.26“Intellectual Property Rights” shall mean any intellectual property rights now held or hereafter created or acquired under any jurisdiction worldwide for (i) all classes or types of patents, including, without limitation, utility models, utility patents, and design patents, applications of any of the foregoing and disclosures; (ii) all copyrights and related rights in both published and unpublished works and all registrations and applications therefore; (iii) all mask work rights and all registrations therefore; (iv) all trademarks; and (v) all inventions, know-how, and trade secrets.
1.27“Layer” shall mean a lithographic step including without limitation coating, exposing and developing of a photo resist.
1.28“Lead Time” shall mean the mutually agreed maximum time in Days from the date on which Supplier receives a Purchase Order from Infineon to the date of delivery of Wafers to Infineon under that Purchase Order. The Lead Times for Engineering Wafers, Wafers out of Risks Start and other Wafers are outlined in the respective Individual Agreement.
1.29“Lot” shall mean a batch of Wafers or Engineering Wafers, which are or have been processed with an identical production identification number. 1 (one) Lot shall consist of up to 25 (twenty-five) Wafers but not less than 12 (twelve) Wafers, unless explicitly otherwise agreed between the Parties in writing.
1.30“Manufacturing IP” shall mean the Intellectual Property Rights of Supplier as defined in Section 3.1.
1.31“Mask” shall mean a mask for photolithographic exposure of patterns on Wafers. A set of Masks is specific for a Product.
1.32“Minimum Capacity Volume” shall have the meaning as ascribed to it in Section 7.1.
1.33“Minimum Supply Period” shall have the meaning ascribed to it in Section 16.1.
1.34“POR” or “Process of Records” shall mean the content and the sequence of the single process steps used for a Technology.
1.35“Price” shall mean the applicable purchase price of a Wafer as agreed in writing between the Parties.
1.36“Product” shall mean the individual type of semiconductor product manufactured with the Technology and delivered pursuant to an Individual Agreement and Purchase Order in the form of Wafers by Supplier to Infineon.

1.37“Product ATV” shall mean any Product which is qualified for the automotive industry (e.g. according to AEC Q-100).
1.38“Product Information Package” shall mean the technical information, data and documentation, including without limitation the information and data which are to be incorporated into the Masks required to manufacture the relevant Wafers, Masks and/or hardware utilities, provided by Infineon to Supplier for each Product.
1.39“Product IPC” shall mean a power IGBT, power diodes and/or bipolar product.
1.40“Product Non ATV/IPC” shall mean any Product other than a Product ATV and Product IPC.
1.41“Purchase Order” shall mean the Infineon standard purchase order provided by means set forth in this Agreement which are issued pursuant to an Individual Agreement.
1.42“Quarter” shall mean a period of 3 (three) successive months beginning on the first calendar day of the first Calendar Month of said period and ending on the last day of the third Calendar Month of said period.
1.43“Risk Start” shall mean the start of production of Wafer before completion of the qualification of a Technology or Product according to Section 4.1.
1.44“RMA” shall mean a return material authorization of Supplier.
1.45“Rolling Forecast” An production forecast issued by Infineon under this Agreement with order commitments not less than: (i) 95% (ninety five percent) for the first Calendar Month covered thereby, (ii) 90% (ninety percent) for the second Calendar Month covered thereby, (iii) 85% (eighty five percent) for the third Calendar Month covered thereby, and (iv) 60% (sixty percent) for each of the fourth through sixth Calendar Months covered thereby, of the quantities forecasted.
1.46“SE Documents” shall mean the Supplier Enabling Documents of Infineon.
1.47“Services” shall mean any foundry related services as agreed upon between the Parties in an Individual Agreement.
1.48“Shipment Date” shall mean the date of delivery of Wafers as stated in a Purchase Order which is or is deemed to be confirmed by Supplier or otherwise mutually agreed by both Parties in writing.
1.49 “Specification" shall mean the technology and reliability specifications as agreed in writing between the Parties. The applicable Specification shall be attached to the respective Individual Agreement.
1.50“Subcontractor” shall mean any third-party providing services, products, material, tools, and/or equipment to or on behalf of Supplier in connection with Supplier`s obligations under this Agreement.
1.51“Super Hot Lot” shall mean a Lot to be delivered by Supplier with a reduced Lead Time as outlined in the respective Individual Agreement.
1.52“Supplier Indemnitee” shall mean Supplier and Supplier’s Affiliates.
1.53“Technology” shall mean the manufacturing process as outlined in the respective Specification.
1.54“Testing Services” shall mean Services related to probing Dies using the Test Program. The Testing Services may include without limitation fusing, baking, inking, mapping of data of Dies, providing related reports and data and releasing Lots as agreed upon between the Parties in writing.
1.55“Test Program” shall mean a software program provided by Infineon to test the Wafers.
1.56“US Dollar” or “USD” shall mean the currency of the United States of America.
1.57“Wafer” shall mean a silicon wafer manufactured by Supplier with the Technology under this Agreement.
1.58“Working Day” shall mean any Day other than Saturday, Sunday, or a Day on which commercial banks are required or authorized by law to close in the place where the relevant obligation is to be performed.
1.59“Year” shall mean any 12 (twelve) consecutive months period beginning on the first day of the first Calendar Month in such period and ending on the last day of the twelfth Calendar Month in such period.
1.60“Yield” shall mean the ratio of the actual number of Good Dies per Wafer divided by the maximum possible number of Good Dies per Wafer.

2.Scope of the Agreement
2.1The purpose of this Agreement and the respective Individual Agreements is to establish the general terms and conditions exclusively applicable to the manufacturing and delivery of Wafers and provision of Services by Supplier or Supplier’s Affiliates, subject to the submission of Purchase Orders by Infineon.
2.2This Agreement shall apply to all business between Infineon and Supplier related to the purchase of Wafers and provision of Services, even if Infineon or Supplier do not refer explicitly to this Agreement in their business communication, including but not limited to Purchase Orders and Purchase Order confirmations. Any other general or standard terms and conditions of either Party shall not apply to the subject matter of this Agreement.
2.3Infineon’s Affiliates shall also be entitled to order Wafers from Supplier under this Agreement and the respective Individual Agreement, provided that, prior to placing any such order, such Infineon Affiliate agrees in writing to be bound by the terms and conditions contained herein and the applicable Individual Agreement. If requested by Infineon or Infineon’s Affiliates, Supplier shall ensure the manufacturing and delivery of Wafers by Supplier’s Affiliates pursuant to this Agreement and the respective Individual Agreement.
2.4Supplier shall follow their then current Product Change Notification process to determine the correct level of notification or approval for using or changing a Subcontractor under or in connection with this Agreement. Supplier shall be responsible and liable for any acts or omissions of Supplier’s Subcontractor in connection with this Agreement.
2.5In the event of a conflict between any documents listed below, the order of precedence shall be as follows (i) the respective Individual Agreement without its Annexes; (ii) the Annexes of the respective Individual Agreement; (iii) this Agreement without its Exhibits; (iv) the Exhibits of this Agreement; (v) the respective Purchase Order.
3.License
3.1Supplier grants a worldwide, non-exclusive, perpetual, royalty-free, irrevocable, non-transferable, fully paid up license to Infineon for any Supplier Intellectual Property Rights used in the manufacturing of Wafers under this Agreement and any Individual Agreement (“Manufacturing IP”), to the extent necessary for Infineon to have Infineon’s Products made by Supplier.
3.2Supplier shall qualify each Technology in accordance with the terms and conditions stated in the respective Individual Agreement and/or in any other Technology related agreement made in writing between the Parties.
4.Product Qualification
4.1Infineon shall qualify each individual Product required by Infineon after successful completion of the qualification of the relevant Technology as defined in the respective Individual Agreement. Supplier shall provide to Infineon qualification support as requested by Infineon.
4.2Infineon may submit Purchase Orders for Wafers out [***] Supplier. [***] in accordance with the confirmed Purchase Order, the terms and conditions of this Agreement and the applicable Individual Agreement.
4.3Upon Infineon’s request, Supplier shall provide to Infineon Engineering Wafers in the quantity requested by Infineon in [***]. For the avoidance of doubt, quantities of Engineering Wafers [***]. Infineon shall, within a reasonable time frame, notify Supplier in writing whether the Engineering Wafers delivered by Supplier are accepted by Infineon or not. If Infineon does not accept the Engineering Wafers, Supplier shall, [***], perform corrective actions and deliver the same number of Engineering Wafers to Infineon.
4.4Infineon’s qualification approval for a Product is a prerequisite for the ordering of Wafers of such Product by Infineon. For the sake of clarity, in no event shall Infineon be obliged to order any Wafers prior to qualification of a Product under this Agreement.
5.Masks
5.1Upon mutual agreement of the Parties, Supplier shall produce or have produced by a Subcontractor the Masks that are necessary for the manufacturing of Wafers in accordance with this Agreement. The production of Masks by a Subcontractor of Supplier is subject to (i) the requirements stated in Section 2.4;

and (ii) the prior conclusion of a written agreement between Supplier and Supplier’s relevant Subcontractor incorporating the Supplier's requirements
5.2The number of Masks that may be provided by Supplier to Infineon free of charge shall be as agreed in writing between the Parties. The number of Masks or reimbursement amounts as agreed between the Parties shall be outlined in the respective Individual Agreement.
5.3The ownership, rights and title to any Mask produced under or in connection with this Agreement shall be and remain the property of Infineon.
5.4[***]
5.5Supplier is responsible for any failure resulting solely from Supplier data or information incorporated into Masks by Supplier. Supplier shall indemnify and hold harmless Infineon from and against any and all claims, damages, losses and expenses etc. of third parties solely resulting from Supplier data and information incorporated into Masks by Supplier. Notwithstanding the foregoing, in the event of any failure in a Mask resulting from the Product Information Package, Infineon shall replace the concerned Masks at Infineon`s cost.
6.Production and Testing of Wafers
6.1Supplier shall manufacture Wafers under this Agreement exclusively in the production site or sites as defined in the respective Individual Agreement.
6.2Infineon can request from Supplier to hold the production of Wafers ordered by Infineon due to Supplier technical or quality problems or Supplier requirements impacting said Wafers until the problem and/or requirements have been resolved. Supplier, at its sole discretion, shall determine appropriate containment actions which may include holding of Wafers. In such case that the Supplier deems holding of Wafers the appropriate containment action, Supplier shall stop the production of Wafers at the first safe production hold step and shall store the affected Wafers at Supplier's expense until the issue is resolved. If the problem and/or requirements cannot be resolved within a reasonable period of time, Infineon may terminate the affected Purchase Order(s) for un-started material of the affected Product family.
6.3All testing of Wafers shall be conducted by Infineon. Notwithstanding the foregoing, upon request of Infineon, Supplier shall offer to Infineon Testing Services for the Wafers manufactured under this Agreement according to terms and conditions as stated in the respective Individual Agreement or separately agreed in writing by the Parties.
7.Purchasing Procedure
7.1Promptly after the beginning of each Calendar Month, [***].
7.2[***]
7.3[***]
7.4[***]
8.Shipment and Delivery
8.1All deliveries are Ex-Works immediately following e-test. The terms of delivery always refer to Incoterms 2020. Any deviations from these terms shall be defined in the Individual Agreement.
8.2In case Supplier realizes that it cannot adhere to a Shipment Date and secure the complete and conforming delivery of the Wafers as required on such Shipment Date, Supplier shall immediately inform Infineon via email about the Delay, the expected duration of the Delay, the affected Purchase Order numbers, the Infineon part numbers and quantities, and Supplier’s recovery plan proposal. The Parties shall promptly endeavor to find reasonable remedial measures. Notwithstanding the foregoing, in the event of any Delay caused solely by Supplier, Supplier shall use commercial best efforts at its own expense any accelerated method of delivery as reasonably requested and specified by Infineon.
8.3Without prejudice to any other rights or remedies Infineon may have under this Agreement, in the event that Supplier experiences a supply shortfall or other problems in its supply process or the supply processes of Supplier’s Subcontractors not due to the action or inaction of Infineon, Supplier shall (i) inform Infineon without undue delay and (ii) provide Infineon for this emergency situation with the name and details of a competent contact person that can be reached at any time. Without limiting Supplier’s other obligations or Infineon’s rights and remedies, Supplier will nevertheless give Infineon priority allocation no less favorable than that of Supplier’s other customers.
8.4Supplier shall deliver each Wafer in compliance with the packing, shipping and labeling requirements outlined in this Agreement and the respective Individual Agreement.
8.5Supplier shall process and deliver Wafers Lot by Lot in order to ensure traceability, unless explicitly agreed otherwise by and between the Parties.
8.6Within 10 (ten) Working Days of delivery of Wafers, Infineon shall inspect the Wafers for Defects. Infineon shall not be obligated to perform any additional examination during any incoming inspection. If the Wafer fails such incoming inspection, Infineon may, without prejudice to any other rights or remedies Infineon may have under this Agreement, (i) refuse to accept the delivery of the Wafers; and (ii) issue a written complaint describing the non-compliance and setting Supplier a reasonable time limit to remedy any such non-compliance. Any Wafer not so refused by Infineon within 30 days of delivery shall be deemed accepted by Infineon without recourse.
9.Pricing, Invoicing and Payment Terms
9.1Prices for Wafers shall be outlined in the respective Individual Agreement. All Prices, fees and charges specified in accordance with this Agreement or in a Purchase Order shall be net and exclusive of any value added tax (VAT), sales tax, goods and services tax, business taxes or similar taxes. To the extent that the supply agreed is subject to VAT or similar taxes, such VAT / similar taxes shall – to the extent they are not owed to the competent tax authority by Infineon or Infineon’s respective Affiliate (reverse charge mechanism/any similar provision under the applicable tax laws/intra-Community acquisition) – be paid by Infineon or Infineon’s respective Affiliate (as recipient of the services) in addition to the agreed prices. Supplier shall render proper invoices meeting the applicable tax laws and regulations.
9.2If Supplier is required by law to collect and remit such VAT and/or similar taxes to the responsible tax authorities, Supplier shall have the sole responsibility for the payment of such VAT and/or similar taxes collected from Infineon or Infineon’s respective Affiliate to the appropriate tax authorities. In the event Infineon or Infineon’s respective Affiliate remits such VAT/similar taxes to Supplier and Supplier does not pay such VAT and/or similar taxes collected from Infineon or Infineon’s respective Affiliate to the appropriate tax authority and is subsequently audited by such tax authority, Infineon or Infineon’s respective Affiliate shall have no liability for any penalty or interest charges resulting from Supplier’ non-payment of the VAT and/or similar tax amounts remitted to Supplier by Infineon or Infineon’s respective Affiliate. In the event Supplier does not request the collection of such VAT and/or similar taxes from Infineon or Infineon’s respective Affiliate (whoever is recipient of the Wafers as provided in this Agreement and stated in a Purchase Order) as required by applicable law and subsequently corrects its invoicing, Infineon or Infineon’s respective Affiliate’s liability shall be limited to the amount of such VAT and/or similar taxes owed. Infineon or Infineon’s respective Affiliate shall, however not be liable for such VAT and/or similar taxes if Infineon or Infineon’s respective Affiliate’s right to deduct input VAT and/or similar taxes is barred by the provisions of the applicable legislation as a consequence of Supplier’ incorrect or belated invoicing (e.g. due to elapse of final deadline for application for tax refund) or within [***] as of due date, whichever time period is shorter. Infineon or Infineon’s respective Affiliate shall not be liable for any penalty or interest charges resulting from Supplier’s failure to collect such VAT and/or similar taxes or from any incorrect invoicing by Supplier.
9.3Payment shall be made [***] after the date of Supplier's invoice. Supplier may invoice Infineon immediately upon (i) delivery of the Wafers in full compliance with the terms and conditions set forth in this Agreement; and (ii) the submission of the relevant documentation to be provided by Supplier pursuant to this Agreement together with the relevant Wafers to Infineon. If any of the aforesaid requirements is missing, the relevant invoice shall be deemed to be not payable. Copies of invoices shall be marked as such. The payments shall be made to Supplier’s account as specified on the respective invoice. Payment of invoices shall not constitute an acceptance of the Wafers.
9.4Supplier shall provide reasonable effort to support Infineon to use of an electronic invoicing service provider selected by Infineon for the processing of invoices.

10.Yield
10.1The Parties shall agree on the target Yields and Wafer scrap limits for each Product. Such target Yields and Wafer scrap limits agreed between the Parties shall be outlined in the respective Individual Agreement.
11.Risk, Title
11.1Risk of loss or damages shall pass onto Infineon according to the clause of the Incoterms as defined in Section 8.1.
12.Reserved
13.Warranty, Epidemic Failure, and Indemnification
13.1Without limiting any provision in this Agreement, Supplier warrants for a period of [***] from Infineon's acceptance of a Wafer or Die that said Wafer or Die:
i)will be free from defects in materials and workmanship;
ii)will be processed in accordance with applicable Specifications
13.2The above warranty will not apply to Defects resulting from Supplier's compliance with Infineon's instructions.
13.3For a Wafer or Die that is discovered to not meet the above warranty (“Defective”), Infineon must notify Supplier during the period of [***] from Infineon’s acceptance of said Wafer or Die (“Warranty Period”), and Supplier will do one of the following at its expense and at Infineon’s option:
a)Replacement. Replace the Wafer or Die by delivering a new Wafer or Die to the location designated by Infineon within [***] of receipt of Infineon’s notice that the Wafer or Die is Defective.
b)Refund. Refund Infineon the purchase price of the Wafer or Die within [***] of receipt of Infineon’s notice that the Wafer or Die is Defective.
13.4In case Supplier has reason to believe that any Wafer is Defective and may affect Infineon Products or operations Supplier shall inform Infineon thereof promptly.
13.5The prescription of any warranty claims with respect to a Defective Wafer is suspended with the notification of a defect until the defect is corrected or its correction finally failed. In case of a replacement of Defective Wafers, any such replacing Wafer shall be subject to the full warranty period set forth in Section 13.3 again.
13.6Without prejudice to any further rights or remedies Infineon and/or Infineon’s Affiliates may have in the case of a Defect and regardless of the warranty period as set forth in Section 13.1, the following shall apply in case of an Epidemic Failure:
13.6.1 If Supplier discovers or is notified of a potential Epidemic Failure, Supplier shall inform promptly Infineon and those of Infineon’s Affiliates which have ordered the potentially affected Wafers of the existence of the potential Epidemic Failure, the nature thereof and the impact of the Epidemic Failure. Supplier shall, at no cost to Infineon and Infineon’s Affiliates, promptly follow Supplier's corrective action process to analyze the cause of the Epidemic Failure and inform Infineon and Infineon’s respective Affiliates of the status and outcome of the corrective actions.
13.6.2 Without prejudice to Section 13.6.1 above and any further rights and remedies Infineon may have under this Agreement, in the event of an Epidemic Failure, Supplier shall, at its own cost and expense promptly upon receipt of the notification from Infineon, at Infineon's sole discretion either (i) replace all potentially affected Wafers which have been delivered by Supplier with new Wafers within the periods set forth in Section 13.3 or (ii) credit or, if requested by Infineon and proof of destruction is shown, refund the Price of all the Defective Wafers of the affected Product which have been delivered by Supplier.
13.6.3 Supplier shall hold harmless and indemnify Infineon and Infineon’s Affiliates from any and all damages, costs, losses and expenses ("Liabilities") incurred by Infineon and Infineon's Affiliates directly arising out of third-party claims that are finally adjudicated in favor of such third party to the extent resulting from a breach of the warranty in Section 13.1 above, which may include but is not limited to those Liabilities arising from a recall or service campaign or scrapping such Defective products.
14.Quality
Supplier shall comply with the quality requirements as outlined in Exhibit 1 and the respective Individual Agreement.
15.Change Requests
15.1Supplier shall be entitled to change the Wafers of a Product only upon express prior written approval by Infineon, unless explicitly otherwise stated in Exhibit 1.
15.2Infineon shall be entitled to request the implementation of changes to Products, Mask tooling and/or a Technology. Supplier shall assess and inform Infineon of any impact of any requested change, e.g. on quality, engineering resources and the implementation schedule. The implementation of any change requested by Infineon is subject to a mutual written agreement by the Parties.
16.Availability of Wafers
16.1Unless otherwise set forth in the respective Individual Agreement, Supplier guarantees the availability of Wafers of a Product ordered by Infineon for a period of at least (i) 10 (ten) Calendar Years [***] following the Wafer delivery of first qualification samples of such Product (“Minimum Supply Period”). If Infineon does not place a Purchase Order for a Product within 2 consecutive Calendar Quarters, the Minimum Supply Period shall be ended effective the quarter in which the last Purchase Order for Product was placed.
16.2Without limiting Section 16.1 above, if the discontinuance of the production of Wafers of a Product or all Products becomes commercially impracticable, Supplier may inform Infineon thereof in writing of the planned date of discontinuance of production of Wafers of the affected Products (“Discontinuance Date”). Infineon may, in order to cover its remaining demand, place Purchase Orders in accordance with Section 7 until [***] before the planned Discontinuance Date for their delivery latest within the [***] following the Discontinuance Date.
16.3Supplier shall inform Infineon each time when Supplier has internally qualified a second production location for the manufacturing of Wafers. Any second production location may not be used for Infineon Product unless approved by Infineon in writing according to Exhibit 1.
16.4For all Products other than S8 technology Products, for which this section shall not apply, [***] or any part thereof will be charged to Infineon for Wafers held longer than [***] due to Infineon operational issues and 90 days for Infineon technical Issues.
17.Business Continuity Planning
17.1Supplier shall maintain a business continuity plan during the term of this Agreement covering risk evaluation, business continuity strategy, second source, disaster mitigation and prevention measures, crisis management, site recovery, salvage and repair as well as plan testing, and auditing.
17.2If there is any indication that any failure or delay in the performance of any of Supplier’s obligations under this Agreement due to a Force Majeure Event, Supplier shall promptly inform Infineon thereof and execute its business continuity plans.
18.Security, Use Restrictions, Reporting
18.1Supplier shall comply with the security requirements as outlined in Exhibit 2.
18.2Supplier may use Infineon Material, Masks, Wafers, Engineering Wafers and/or Dies only for the purposes set forth in this Agreement and not for any other purposes, even not for internal purposes, irrelevant to the performance of this Agreement.
18.3If Supplier ceases to use Infineon Material, Wafers, Engineering Wafers and/or Dies provided by Infineon for the purpose outlined in this Agreement for whatsoever reason, Supplier shall, at Infineon’s sole discretion and at Infineon's sole expense and upon prior written notice to Infineon, either deliver to Infineon or scrap the Infineon Material, Wafers, Engineering Wafers and/or Dies.

18.4The scrapping of Infineon Material, Masks, Wafers, Engineering Wafers and/or Dies, if explicitly required by Infineon, shall be performed by Supplier in compliance with the scrapping rules outlined in Exhibit 2.
18.5Furthermore, Supplier shall use commercially reasonable efforts to comply with the currently applicable version of the Supplier IT Security Guide of Infineon available under http://www.infineon.com/cms/en/corporate/company/procurement-logistics/doing-business-with-infineon-technologies/index.html. Infineon will notify Supplier in written or electronic form (e.g. through a web tool) of any updated applicable version of the IT Security Guide. Such update shall be deemed to have been agreed by Supplier unless Supplier sends the objection to such update (including an explanation of such objection) in written or electronic form to Infineon.
18.6Upon Infineon’s request and as set forth in the respective Individual Agreement, Supplier shall provide to Infineon a written confirmation of the inventory of certain Infineon Material consigned to Supplier, including the description, quantity, serial number, if any, and date of delivery of such Infineon Material by or for Infineon to Supplier.
19.Compliance with Laws, Corporate Social Responsibility and ESH Requirements
19.1Supplier shall comply with all laws, rules and regulations applicable to the manufacture, sale and supply of the Wafers or Infineon Products and/or otherwise in performance of this Agreement. Supplier shall ensure that also Supplier’s Affiliates and Subcontractors comply with these laws, rules and regulations.
19.2Furthermore, Supplier shall comply with the currently applicable version of the Principles of Purchasing of Infineon available on Infineon’s website through the following link: www.infineon.com/PoP. Infineon will notify Supplier of any updated applicable version of the Principles of Purchasing in written or electronic form (e.g. through a web tool). Such update shall be deemed to have been agreed by Supplier unless Supplier sends the objection to such update (including an explanation of such objection) in written or electronic form to Infineon within 15 (fifteen) Working Days upon its receipt. In the event of an inconsistency between the terms and conditions of the Principles of Purchasing of Infineon and those outlined in this Agreement, the terms and conditions outlined in this Agreement shall prevail. Supplier shall respect the principles of the UN Global Compact.
19.3Supplier shall use commercially reasonable efforts to adhere to the environmental, safety and health requirements of Infineon as outlined in Exhibit 3. Supplier shall ensure that also Supplier’s Affiliates and Subcontractors comply with these environmental, safety and health requirements.
19.4To the extent not in conflict with applicable law, Supplier shall comply with the currently applicable version of the Supplier Code of Conduct as to a Responsible Sourcing of Conflict Minerals of Infineon (“Code on Conflict Minerals”) available on Infineon’s website through the following link: http://www.infineon.com/cm and outlined in Exhibit 4. Infineon will notify Supplier in written or electronic form (e.g. through a web tool) of any updated applicable version of the Code on Conflict Minerals. Such update shall be deemed to have been agreed by Supplier unless Supplier sends the objection to such update (including an explanation of such objection) in written or electronic form to Infineon [***] upon its receipt.
19.5Supplier shall inform Infineon in writing without undue delay about any non-compliance with the requirements pursuant to this Section 19. Supplier shall immediately perform corrective actions required to ensure compliance with the aforementioned requirements. The corrective actions planned by Supplier and, upon Infineon’s request, the status of their performance shall be communicated by Supplier to Infineon in writing.
19.6If Supplier does not comply with the laws and regulations and/or with any of the other requirements set forth in this Section 19. and such non-compliance is material or not cured within reasonable period, without limiting any other rights or remedies Infineon may have, Infineon reserves the right to terminate in writing with immediate effect this Agreement and/or any outstanding confirmed Purchase Order.
20.Audits
20.1Infineon shall be entitled to conduct audits at Supplier in order to verify Supplier’s compliance with the requirements stated or referenced to in Sections 1, 14, 17 to 21 (including), 24, 26 and Exhibits 1, 2, 3 and 4. Infineon shall be entitled to (i) visit Supplier’s premises during normal business hours; and (ii) inspect methods of manufacturing the Wafers and related quality assurance systems, provided that Infineon shall comply with Supplier’s reasonable safety and security requirements and policies prescribed for such premises. However, Supplier may adequately protect its business know-how during the audits and shall not be required to furnish any confidential information of any other customer of Supplier. Each party shall bear its expenses incurred in connection with such audits.
20.2On Infineon’s request, Supplier shall use commercially reasonable efforts to enable the performance of audits according to this Section 20 at premises of Supplier’s Subcontractors.
20.3Infineon shall notify Supplier of any planned audit in accordance with the notice period specifically agreed for audits in this Agreement, otherwise [***] in advance. If Infineon reasonably determines that an emergency situation occurred or may occur, Infineon shall request Supplier of the planned audit [***] in advance. Supplier shall make available duly qualified members of its staff for the support of any audit.
20.4Supplier shall correct all deficiencies identified by an audit and agreed upon by both parties within a reasonable time period. The corrective actions planned by Supplier and, upon Infineon’s request, the status of their performance shall be communicated by Supplier to Infineon.
20.5Without prejudice to Infineon’s right to require on-site audits as stated above, Supplier shall, upon Infineon’s request, provide to Infineon information and data reasonably required by Infineon in order to verify Supplier’s compliance with the requirements stated in this Agreement and a respective Individual Agreement.
21.Confidentiality
21.1Except as otherwise explicitly agreed in writing, each Party shall use Confidential Information that it receives in connection with this Agreement only for the purposes of this Agreement and shall not disclose such Confidential Information to any third party, provided, however, that the receiving Party may disclose such information to its own or its Affiliates’ or, subject to Section 2.4, Subcontractor`s employees and consultants, who have a reasonable need to know such Confidential Information and who are bound to confidentiality by their employment or consultancy agreement or otherwise not less stringent than under the obligations of this Agreement. The receiving Party additionally agrees to treat the Confidential Information with the same degree of care that it affords for its own confidential information to avoid unauthorized disclosure to any third party.
21.2This obligation shall survive the expiration or termination of this Agreement.
21.3This obligation shall not apply to any information which is or becomes public knowledge or which is independently developed or lawfully received from a third party or which otherwise is no longer Confidential Information through no fault of the receiving party.
22.Insurance
22.1Supplier shall maintain and cause its Subcontractors to maintain at its own cost and expense: (i) workers compensation insurance as prescribed by the law of the state or nation in which the work is performed; (ii) employer’s liability insurance with limits of at least [***] for each occurrence; (iii) commercial general liability (CGL) insurance with limits of at least [***] combined single limit for bodily injury and property damage per occurrence; (vi) if the furnishing to Infineon of material, products or construction services is involved, CGL insurance endorsed to include product liability and completed operations coverage, including coverage for sudden and in the amount of [***] per occurrence; and (v) if custody or control of Infineon’s property is assumed by Supplier or Supplier’s Subcontractor during the execution of the Agreement, an all risk property policy shall provide full replacement cost coverage in the full amount of any property owned by Infineon and Infineon’s Affiliates and damaged while in the care, custody or control of Supplier.
22.2All such insurance must be primary and non-contributory and required to pay prior to any other insurance or self-insurance available. Any other coverage available to Infineon shall apply on an excess basis. Supplier and Supplier’s Subcontractors shall furnish prior to the execution of the Agreement certificates or adequate proof of the foregoing insurances, including if requested by Infineon, Certificates of Insurance and Endorsements and policies. Infineon shall be notified in writing at least [***] prior to cancellation of or any reduction in coverage in the policy. Insurance companies providing coverage under this Agreement must be rated by A-M Best, Standard and Poor`s or any equivalent worldwide recognized institute with at least an “A-“ rating.
22.3The foregoing insurance requirements of Supplier shall in no way limit Supplier’s and Supplier’ Subcontractor’s liability to Infineon, Infineon’s Affiliates or to other third parties.

23.Force Majeure
Neither Party shall be liable to the other for any failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, pandemics, freight embargo, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages or any other contingencies beyond the reasonable control of the respective Party and of its subcontractor(s) (“Force Majeure Event”). In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. If a Force Majeure Event lasts for a period of more than [***].
24.Consigned Material
24.1Infineon may supply Supplier with Consigned Material.
24.2Consigned Material will be delivered to Supplier DAP Supplier’s warehouse in accordance with [***], unless otherwise set forth in an Individual Agreement or a Purchase Order. If Consigned Material will be delivered by special carriers, on request of Infineon, Supplier shall return such special carriers to the address specified by Infineon. Freight costs incurred in connection with the return of such special carriers shall be borne by Infineon.
24.3Supplier shall perform an incoming inspection of the Consigned Material in accordance with Supplier’s incoming inspection guidelines and the requirements as stated in the respective Individual Agreement. If, during or after such incoming inspection, Supplier becomes aware of any Consigned Material which are damaged, defective, unusable for the performance of Services and/or not fulfilling the requirements as outlined in this Agreement (”Defective Consigned Material”), and/or in case of non-delivery of Consigned Material intended to be delivered by Infineon to Supplier, Supplier shall notify Infineon thereof in writing . [***] In case of such early termination of a Purchase Order, Infineon shall [***] of such early termination. This shall be Supplier’s sole and exclusive remedy in case of any non- or defective delivery of Consigned Material. Unless expressly otherwise requested by Infineon, Supplier shall return any Defective Consigned Material to the location designated by Infineon at Infineon's expense. Any scrapping of Consigned Material by Supplier shall be subject to Section 1.1.
24.4The title to Consigned Material shall at all times remain with Infineon, whether being located at Supplier’s facility or under control or in the custody of Supplier’s employees or contractors. In no event shall title to any Consigned Material pass to Supplier.
24.5Supplier shall maintain Consigned Material at Supplier’s warehouse as agreed between the Parties in the respective Individual Agreement or separately in writing. Supplier shall at all times keep Consigned Material visually identifiable as being property of Infineon. If required by Supplier, Infineon shall produce an inventory label for Supplier to affix to Infineon's tools, if any.
24.6Supplier shall use due care, diligence and skill in the storage and handling of Consigned Material and shall apply the relevant industry practice. Details for the storage of Consigned Materials may be outlined in the respective Individual Agreement. In addition, Infineon may provide Supplier with storage and handling information for Consigned Material.
24.7At all times during the consignment of Consigned Material to Supplier, Supplier shall bear the risk of loss or damage to such Consigned Material. Supplier shall be liable for loss or damage to or in connection with the Consigned Material which occurred while such are in the care, custody or control of Supplier.
24.8Supplier shall provide Infineon with inventory statements setting forth the Lot ID, Lot quantity and total quantity, delivery date, storage location in Supplier’s warehouse and condition of the Consigned Material, unless otherwise agreed on a weekly basis, in such form as reasonably requested by Infineon.
24.9At any time, prior to or following the expiration or termination of this Agreement or the respective Individual Agreement, Infineon shall be entitled to obtain immediate possession of all Consigned Material and in any event not later than [***] following the request or demand by Infineon [***].
24.10Infineon shall be entitled to evaluate and inspect Consigned Material at any time upon [***] prior notice.

25.Enabling Process
The applicable SE Documents are outlined in Exhibit 5. Supplier shall implement and comply with all requirements as outlined in the applicable SE Documents or any updates thereof- as agreed between the Parties by email, other electronic form or other means agreed in writing.
26.Term and Termination
26.1This Agreement shall initially be in effect as of the date of the last signature by the Parties hereto (“Effective Date”) and until four (4) years thereafter. Thereafter, the term of this Agreement shall be automatically extended for 1 (one) or several periods of 1 (one) Year each until terminated by either Party as provided herein.
26.2Termination for Convenience. This Agreement may be terminated for convenience by either Party at any time upon eighteen (18) months' prior written notice, provided that, should either Party elect to exercise such termination right under this Section 26.2, Infineon shall be permitted to place, and Supplier shall be obligated to fulfill, subject to all terms and conditions of this Agreement and the applicable Individual Agreement, [***] ("Final Delivery"). All such Final Delivery Purchase Orders shall have a scheduled delivery date no later than [***] after the date of the last order date.
26.3Termination other than Convenience. This Agreement, any Individual Agreement and any Purchase Order under this Agreement may by written or fax notice and without prejudice to any other rights such Party may have be prematurely terminated with immediate effect by the Party having such right as herein provided upon the occurrence of either one or more of the following events stated below:
–If an order is entered appointing a receiver or trustee or if a levy or attachment is made against a substantial portion of its assets and any such event is not dismissed within [***] after commencement thereof. The aggrieved Party shall, without delay, inform the other Party in writing of the occurrence of any one of the events mentioned above;
–By the other Party in case of a merger of a Party or the sale of substantially all of the assets of the business unit performing this Agreement to a competitor of the other Party. The merging or selling Party shall inform the other Party without delay in writing of such merger or sale. If the other Party terminates this Agreement, the merging or selling Party shall deliver any and all documents containing Confidential Information of the other Party within [***] after termination to the other Party; or
–By the other Party in the event that a Party has failed substantially in the performance of any material contractual obligation, provided that such default is not remedied to the other Party’s reasonable satisfaction [***] after receipt of a written notice specifying the nature of such default and requiring remedy of the same.
26.4The stipulations of this Agreement which, according to their purpose and meaning, claim validity beyond the term of this Agreement, shall survive any termination or expiration of this Agreement. This shall include, but not be limited to the Sections 1., 13., 16.1, 16.2, 18., 20., 21., 25., 28.3. and 29.
26.5In the event of a termination of this Agreement, this Agreement shall continue to apply to any Individual Agreement and any Purchase Order which has been concluded before termination of this Agreement. A termination of any Individual Agreement and/or a Purchase Order shall not affect this Agreement which shall remain to be in effect unless this Agreement as such has been terminated in accordance with this Section 26.
27.Governing Law and Jurisdiction.
27.1Governing Law. This Agreement and any dispute arising out of or in connection with this Agreement (“Dispute”) shall be governed as to all matters, including, but not limited to the validity, construction and performance of this Agreement, by and under the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.
27.2Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, in connection with any Dispute arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such Legal Proceeding shall be heard and determined in such state or federal court. Each of the Parties hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Legal Proceeding arising out of or relating hereto or the transactions contemplated thereby in any state or federal court located in the state of Delaware, and the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the fullest extent permitted by Law, that final and non-appealable judgment against any of them in any Legal Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that service of process, summons, notice or document by U.S. registered mail to such person in accordance with Section 13.2 shall be effective service of process for any Legal Proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 27.2.
28.Liability
28.1Except in the case of gross negligence, a willful breach of this Agreement, a breach of confidentiality requirements, or a Party’s indemnification obligations, neither Party shall be liable to the other Party for any consequential, incidental or special damages suffered by the other Party arising out of a breach of this Agreement.
28.2Unless otherwise expressly stated, none of the rights and remedies granted to either Party under this Agreement shall be exclusive of other rights and any rights and remedies granted to either Party under the applicable law shall remain unaffected.
28.3Neither Party’s cumulative liability under this Agreement for any and all claims, damages, costs, losses and expenses for all damage events during a Calendar Year shall exceed the higher of [***] made by Supplier and Supplier’s Affiliates under this Agreement during such Calendar Year.
28.4The limitations and exclusions set forth above in this Section shall not apply in case of personal injury or death, a Party’s breach of confidentiality obligations, gross negligence, willful misconduct or in any other case where unlimited liability is mandatory at law. For the avoidance of any doubt, the value of replacement Wafers pursuant to Section 13.3 is not subject to the limitations of liability pursuant to Section 28.3.
29.Miscellaneous
29.1Except as stated below, neither Party may assign any right, delegate any obligation or transfer this Agreement, in whole or in part, without the other Party’s prior written consent. Notwithstanding the foregoing, consent is not required in the case that a Party sells all or substantially all of the stock or assets of its business or merges with or consummate any other corporate reorganization with a third party (whether expressly, by implication, or by operation of law), any of which may be structured and implemented in a single or series of connected and related transactions, so long as (a) such Party provides prompt written notice to the other Party of such sale, acquisition, merger or reorganization on or prior to the effective date of such action, and (b) the successor-in-interest is not a direct competitor of the non-assigning Party. Any attempted assignment, delegation or transfer in violation of this Section is void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Notwithstanding the foregoing and without consent of the other Party either Party may assign this Agreement, any Individual Agreement and/or any Purchase Order subject to this Agreement, delegate its obligations or assign its rights hereunder to its Affiliates, provided that the assigning Party shall remain responsible for its Affiliates’ compliance with this Agreement, the respective Individual Agreement and Purchase Order.
29.2Alterations and amendments to this Agreement, any Individual Agreement and/or any Purchase Order hereunder shall only be valid if made in writing and duly signed by the Parties. The requirement of the written form itself can only be waived in writing.
29.3Any correspondence as well as any technical and commercial documents and other information relating to this Agreement and any Purchase Order hereunder shall be made in English.
29.4If any provision of this Agreement and/or any Individual Agreement is held to be, completely or partially, invalid, illegal or unenforceable under applicable law the remaining provisions shall continue to be in full force and effect. The Parties undertake to replace the invalid provision or parts thereof by a new provision which will meet as closely as possible the economic effect intended by the Parties at the time of the execution of this Agreement and/or the respective Individual Agreement.

29.5Supplier is not entitled to make any public announcement, press release, industry trade magazines announcement or other form of communication to the press indicating the selection of Supplier and the system model by Infineon without prior written consent of the purchasing department and the public relations manager of Infineon.
29.6No express or implied waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement and/or any Individual Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation of the same or of a different nature. Any waiver, consent or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement and/or Individual Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.
29.7This Agreement together with the respective Individual Agreement and the Purchase Orders placed hereunder and the SE Documents and all other documents referred to herein constitute the entire agreement between the Parties with respect to the subject matter herein described, and supersede any prior or simultaneous communications, representations, proposals or agreements with respect hereto, whether oral or written.

IN WITNESS WHEREOF the Parties have entered into this Agreement as of the date of the last signature as written hereunder.

Infineon Technologies AG	SkyWater Technology Foundry, Inc.
Date: 29 March 2022	Date: 28 March 2022

By: /s/ Juergen Spaenkuch	By: /s/ Thomas Sonderman
Name: Juergen Spaenkuch	Name: Thomas Sonderman
Title: Vice President PROC	Title: President and CEO

By: /s/ ppa Angelique van der Burg
Name: ppa Angelique van der Burg
Title: EVP, CPO

Exhibit 1
Quality Requirements

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K because it is not material.]

Exhibit 2
Security Requirements

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K because it is not material.]

Exhibit 3
Environmental, Safety and Health Requirements

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K because it is not material.]

Exhibit 4
Supplier Code of Conduct as to a Responsible Sourcing of Conflict Minerals

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K because it is not material.]

Exhibit 5
SE Documents

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K because it is not material.]